COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS SHORT TERM HIGH YIELD FUND WITH THE MERRILL
LYNCH HIGH YIELD MASTER II INDEX AND THE DREYFUS
CUSTOMIZED INDEX

EXHIBIT A:
                             MERRILL
                DREYFUS       LYNCH
              SHORT TERM   HIGH YIELD     DREYFUS
   PERIOD     HIGH YIELD   MASTER  II    CUSTOMIZED
                 FUND        INDEX *      INDEX *

   8/16/96         10,000       10,000        10,000
  10/31/96         10,359       10,322        10,270
   1/31/97         10,795       10,696        10,568
   4/30/97         10,929       10,848        10,713
   7/31/97         11,557       11,546        11,182
  10/31/97         11,745       11,800        11,411



* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.